Exhibit 99.1

News Release

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

DineEquity, Inc. Reports Second Quarter 2008 Same-Store Sales

Results for Its IHOP and Applebee’s Businesses

GLENDALE, Calif., July 10, 2008 —   DineEquity, Inc. (NYSE: DIN), franchisor and operator of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today reported same-store sales results for the second quarter ended June 30, 2008 for its IHOP and Applebee’s business units.  IHOP’s system-wide same-store sales increased 2.6% for the second quarter 2008 and increased 3.2% for the first six months of fiscal 2008.  Applebee’s system-wide domestic same-store sales decreased 1.7% for the second quarter 2008 and decreased 0.6% for the first six months of fiscal 2008.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “We are pleased to report IHOP’s 22nd consecutive quarter of same-store sales growth as we continue our year-long celebration of  IHOP’s 50th birthday.  IHOP’s growth was supported primarily by unique limited-time offers such as Tour de French Toast and Discover America Pancakes.  Additionally, during the second quarter 2008, we introduced new advertising to support IHOP’s non-breakfast offerings, and teamed up with Minor League BaseballTM for a cross-country promotional road tour.

“While we are on track with our plans to re-energize the Applebee’s brand, we experienced a challenging second quarter 2008.  We are still in the early stages of implementing brand and operational improvements, which we believe will ultimately lead to longer-term, sustainable same-store sales growth within the Applebee’s system.  We have built a solid foundation with our recently completed brand positioning and customer targeting projects.  We have rolled out a new advertising campaign built around the theme ‘It’s a Whole New Neighborhood.’  We are establishing a pipeline of new and appealing, value-oriented offerings based on our guests’ favorite items, and will begin to promote these promising performers in the second half of the year.  Applebee’s second quarter 2008 same-store sales results reflected traffic declines at company-operated restaurants, which offset an increased average guest check that was primarily driven by an effective pricing increase of nearly 3%, favorable mix-shift, and the benefit of sales contests employed at company-operated restaurants,” Stewart said.

IHOP’s system-wide same-store sales increase of 2.6% for the second quarter 2008 reflected a higher average guest check and modestly positive guest traffic growth.  As of June 30, 2008, there were 1,361 IHOP restaurants operating system-wide in 49 states, Canada and Mexico, 10 of which were company-operated in IHOP’s dedicated research and development market of Cincinnati, Ohio.

Same-store-sales for Applebee’s domestic franchised restaurants decreased 1.8% for the second quarter 2008 and decreased 0.9% for the first six months of fiscal 2008.  Same-store-

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.955.DINE

sales for Applebee’s Company-operated restaurants decreased 1.5% for the second quarter 2008 and increased 0.3% for the first six months of fiscal 2008.  As of June 30, 2008, there were 1,993 Applebee’s restaurants operating system-wide in 49 states, 17 international countries, and one U.S. territory, of which 509 were company-owned.

DineEquity reiterated its expectations of producing system-wide same-store sales growth at IHOP in the range of 2% to 4% for fiscal 2008.  The Company revised its system-wide domestic same-store sales growth expectations for Applebee’s to range between negative 1% and positive 1% for fiscal 2008 versus its previous growth expectations in the range of 1% to 2% for fiscal 2008.

Stewart said, “Our revised same-store sales outlook for Applebee’s takes into consideration the early stage implementation of our brand re-energizing and operational improvement strategies and our same-store sales performance in the first half of 2008.  Our outlook also reflects conservative performance expectations for Applebee’s value-oriented strategies that we expect to employ in the second half of the year.”

DineEquity will release full second quarter 2008 financial results Tuesday, July 29, 2008 before the market opens, and will host an investor conference call to discuss its second quarter 2008 financial results on the same day at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 680-0869 and reference pass code 35984516.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,300 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.